Exhibit 99.1
Schrödinger Reports Strong Fourth Quarter and Full-Year 2024 Financial Results

Achieved 2024 Software Revenue of $180.4 Million, a 13.3% Increase Over 2023

Expects Software Revenue Growth of 10% to 15% and Drug Discovery Revenue of $45-50 Million in 2025

Announces Expanded Research Collaboration with Eli Lilly and Company

On Track to Report Initial Phase 1 Data from Three Proprietary Programs in 2025

New York, February 26, 2025 – Schrödinger, Inc. (Nasdaq: SDGR) today announced financial results for the fourth quarter and full-year ended December 31, 2024, and provided its financial outlook for 2025.

“We are delighted with Schrödinger’s excellent financial performance in 2024. Software revenue growth exceeded our expectations, showing the resilience of our business through changing industry cycles and the impact of large contract renewals. Our drug discovery collaboration portfolio is expanding, driven by our new agreement with Novartis and expanded collaborations with Otsuka and Lilly, and we expect to report initial clinical data from our three lead proprietary programs this year,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “We continue to see increasing momentum and conviction around our validated computational methods and are committed to remaining scientific leaders in this area. With our platform, our collaborations, our programs, and our strong financial position, we believe we are well positioned to deliver across all facets of our business in 2025 and beyond.”

Today Schrödinger also announced that it has expanded its research collaboration with Eli Lilly and Company. This expansion builds on the companies’ previously announced collaboration, with the addition of an undisclosed target. The terms of the expanded collaboration are consistent with the previously announced agreement.

Fourth Quarter 2024 Financial Results
•Total revenue for the fourth quarter increased 19.1% to $88.3 million, compared to $74.1 million in the fourth quarter of 2023.
•Software revenue for the fourth quarter increased 16.0% to $79.7 million, compared to $68.7 million in the fourth quarter of 2023. The increase was primarily due to increased hosted revenue from large customers with additional contribution from new multi-year customer agreements.
•Drug discovery revenue was $8.7 million for the fourth quarter, compared to $5.5 million in the fourth quarter of 2023. The increase was primarily due to the recognition of milestones during the quarter.
•Software gross margin decreased to 83% for the fourth quarter, compared to 87% in the fourth quarter of 2023, primarily reflecting higher cost of revenue associated with the predictive toxicology initiative.
•Operating expenses were $84.8 million for the fourth quarter, compared to $87.2 million for the fourth quarter of 2023.
•Other expense, which includes changes in fair value of equity investments and interest income/expense, was $18.5 million for the fourth quarter, compared to $1.9 million for the fourth quarter of 2023.
•Net loss for the fourth quarter was $40.2 million, compared to $30.7 million in the fourth quarter of 2023.

	Three Months Ended
	December 31,
	2024	2023	% Change
	(in millions)
Total revenue	$88.3	$74.1	19%
Software revenue	79.7	68.7	16%
Drug discovery revenue	8.7	5.5	58%
Software gross margin	83%	87%
Operating expenses	$84.8	$87.2	(2.7)%
Other expense	$(18.5)	$(1.9)	—
Net loss	$(40.2)	$(30.7)	—

Full Year 2024 Financial Results
•Total revenue for the full year decreased 4.2% to $207.5 million, compared to $216.7 million for 2023.
•Software revenue for the full year increased 13.3% to $180.4 million, compared to $159.1 million for 2023. Revenue growth was primarily driven by increases in hosted contracts and contribution revenue.
•Drug discovery revenue for the full year was $27.2 million compared to $57.5 million for 2023. The first quarter of 2023 included the recognition of a $25 million milestone from BMS.
•Software gross margin was 80% for the full year, compared to 81% for 2023.
•Operating expenses were $341.4 million for the full year, compared to $318.1 million for 2023, primarily due to higher research and development expenses.
•Other income, which includes gains/loss on equity investments, changes in fair value of such investments and interest income/expense, was $23.6 million for the full year, compared to $220.4 million for 2023.
•Net loss for the full year was $187.1 million, compared to income of $40.7 million for 2023.
•At December 31, 2024, Schrödinger had cash, cash equivalents, restricted cash and marketable securities of approximately $367.5 million, compared to approximately $398.4 million at September 30, 2024 and approximately $468.8 million at December 31, 2023. In January 2025, Schrodinger received the $150 million upfront payment from Novartis for the recently announced drug discovery collaboration.

	Twelve Months Ended
	December 31,
	2024	2023	% Change
	(in millions)
Total revenue	$207.5	$216.7	(4.2)%
Software revenue	180.4	159.1	13%
Drug discovery revenue	27.2	57.5	(53)%
Software gross margin	80%	81%
Operating expenses	$341.4	$318.1	7.3%
Other income	$23.6	$220.4	—
Net (loss) income	$(187.1)	$40.7	—

For the three months and year ended December 31, 2024, Schrödinger reported net losses of $40.2 million and $187.1 million, respectively, compared to a net loss of $30.7 million and net income of $40.7 million for the three months and year ended December 31, 2023, respectively.
For the three months and year ended December 31, 2024, Schrödinger reported non-GAAP net losses of $17.2 million and $191.4 million, respectively, compared to non-GAAP net losses of $23.0 million and $157.8 million for the three months and year ended December 31, 2023, respectively. See “Non-GAAP Information” below and the table at the end of this press release for a reconciliation of non-GAAP net income (loss) to GAAP net income (loss).

Full Year 2024 Key Performance Indicators (KPIs)
Schrödinger today reported 2024 key performance indicators for both the software and drug discovery components of its business.

Software. Total annual contract value (ACV) increased 23.7% to $190.8 million, and the ACV of Top 10 customers increased 43% to $73.1 million. The number of customers with an ACV of at least $5 million increased from four to eight, and the number of customers with an ACV of at least $1 million increased from 27 to 31. Schrödinger’s customer retention rate among customers with an ACV of at least $500,000 was 100% and the number of such customers increased from 54 to 61.

Drug discovery. Schrödinger ended 2024 with 13 ongoing programs eligible for royalties, compared to 12 the previous year. For the year ended December 31, 2024, the number of collaborators since 2018 increased to 19.

Software KPI	2024	2023
Total annual contract value (ACV)	$190.8 million	$154.2 million
ACV of Top 10 customers	$73.1 million	$51.0 million
Number of customers with at least $5M in ACV	8	4
Number of customers with at least $1M in ACV	31	27
Number of customers with at least $500,000 in ACV	61	54
Number of customers with at least $100,000 in ACV	235	222
Customer retention rate with at least $500,000 in ACV	100%	98%
Customer retention with at least $100,000 in ACV	95%	92%
Number of active customers with ACV of at least $1,000	1,752	1,785

Drug Discovery KPI	2024	2023
Ongoing programs eligible for royalties	13	12
Number of collaborators since 2018	19	17

For additional information about the company’s KPIs, see “Operating Metrics” below.

2025 Financial Outlook
As of February 26, 2025, Schrödinger provided the following expectations for the fiscal year ending December 31, 2025:
•Software revenue growth is expected to range from 10% to 15%.
•Drug discovery revenue is expected to range from $45 million to $50 million.
•Software gross margin is expected to range from 74% to 75%.
•Operating expense growth in 2025 is expected to be less than 5%.
•Cash used for operating activities in 2025 is expected to be significantly lower than cash used for operating activities in 2024.

For the first quarter of 2025, software revenue is expected to range from $44 million to $48 million.

Key Highlights
Collaborative Pipeline & Co-Founded Companies
•Earlier today, the company announced an expanded research collaboration with Lilly. The expansion adds an undisclosed target to the companies’ previously announced collaboration under terms consistent with the existing agreement.

•In January, Schrödinger announced that its research collaboration with Novartis received antitrust regulatory clearance, and Schrödinger received the upfront payment of $150 million from Novartis in January 2025.

•Also in January, the company announced an expanded research collaboration agreement with Otsuka Pharmaceutical Co., Ltd. The expansion adds another undisclosed target to the collaboration under terms consistent with the existing agreement.
•In December, Ajax Therapeutics, a company co-founded by Schrödinger, presented an overview poster of its ongoing Phase 1 trial evaluating AJ1-11095 for the treatment of myelofibrosis at the 66th American Society of Hematology (ASH) Annual Meeting and Exposition.

•Also in December, Structure Therapeutics, a company co-founded by Schrödinger, announced the selection of ACCG-2671, as its lead oral small molecule amylin receptor agonist for the treatment of obesity. Schrödinger collaborated with Structure on the discovery of ACCG-2671 and is entitled to milestones and low single-digit royalties on sales.

Proprietary Pipeline
•In January, the U.S. Food and Drug administration granted SGR-2921, the company’s CDC7 inhibitor, Orphan Drug Designation for the treatment of acute myeloid leukemia (AML). Schrödinger expects to present initial clinical data from the ongoing Phase 1 study of SGR-2921 in patients with AML and myelodysplastic syndrome (MDS) in the second half of 2025.

•Schrödinger continues to progress the Phase 1 clinical study of SGR-1505, the company’s MALT1 inhibitor, in patients with relapsed/refractory B-cell malignancies and expects to report initial clinical data from the trial in the second quarter of 2025.

•The Phase 1 study of SGR-3515, Schrödinger’s Wee1/Myt1 inhibitor, continues to enroll patients with advanced solid tumors at sites in the U.S. and Canada. Initial clinical data from this study is expected in the second half of 2025.

Platform
•The company is continuing to advance the science underpinning its platform, including advancing its predictive toxicology initiative, further integrating physics and AI/ML into platform workflows, and expanding the applicability of the platform to new high-value areas, including biologics and drug formulations.

•In January, Schrödinger scientists published a paper assessing the accuracy of free-energy perturbation (FEP) in predicting relative binding energies of ligands to DNA and RNA targets. The assessment suggests FEP+ has sufficient accuracy to guide lead optimization in drug discovery programs targeting nucleic acids.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its fourth quarter and full year 2024 financial results on Wednesday, February 26, 2025, at 4:30 p.m. ET. The live webcast can be accessed under “News & Events” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least

15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents non-GAAP net income (loss) and non-GAAP net income (loss) per share, which exclude gains and losses on equity investments, changes in fair value of equity investments, and income tax benefits and expenses. Adjusting net income to exclude the impact of these items results in a financial presentation for the company without the impact of our equity investments and tax benefits and expenses. Management believes non-GAAP net income (loss) and non-GAAP net income (loss) per share are useful measures for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments and the tax impact of these distributions that are not reflective of the ongoing operating performance of the business. However, the non-GAAP measures should be considered only in addition to, not as a substitute for or as superior to, net income (loss) and net income (loss) per share or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate non-GAAP net income (loss) and non-GAAP net income (loss) per share, differently than we do, limiting their usefulness as comparative measures. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming molecular discovery with its computational platform, which enables the discovery of novel, highly optimized molecules for drug development and materials design. Schrödinger’s software platform is built on more than 30 years of R&D investment and is licensed by biotechnology, pharmaceutical and industrial companies, and academic institutions around the world. Schrödinger also leverages the platform to advance a portfolio of collaborative and proprietary programs and is advancing three clinical-stage oncology programs. Founded in 1990, Schrödinger has approximately 900 employees operating from 15 locations globally. To learn more, visit www.schrodinger.com, follow us on LinkedIn and Instagram, or visit our blog, Extrapolations.com.

Operating Metrics
To supplement the financial measures presented in this press release and related conference call or webcast in accordance with generally accepted accounting principles in the United States (GAAP), Schrödinger also presents certain other performance metrics, such as annual contract value and customer retention rate.

Annual Contract Value (ACV). Schrödinger tracks the ACV for each customer. With respect to contracts that have a duration of one year or less, or contracts of more than one year in duration that are billed annually, ACV is defined as the contract value billed during the applicable period. For contracts with a duration of more than one year that are billed upfront, ACV in each period represents the total billed contract value divided by the term. ACV should be viewed independently of revenue and does not represent revenue calculated in accordance with GAAP on an annualized basis, as it is an operating metric that can be impacted by contract execution start and end dates and renewal rates. ACV is not intended to be a replacement for, or forecast of, revenue.

Customer Retention for our customers with an ACV of at least $100,000 or $500,000. Schrödinger calculates year-over-year customer retention for its customers in this cohort by starting with the number of customers it had in the previous fiscal year. Schrödinger then calculates how many of these customers were active customers in the current fiscal year. Schrödinger then divides this number by the number of customers with an

ACV of at least $100,000 or $500,000, as applicable, that Schrödinger had in the previous fiscal year to arrive at the year-over-year customer retention rate for such customers.

Active Customers. Schrödinger defines an active customer as a customer that had an ACV of at least $1,000 in the fiscal year. Schrödinger uses $1,000 as a threshold for defining its active customers as this amount will generally exclude customers that only license its PyMOL software, which is its open-source molecular visualization system broadly available at low cost.

Ongoing programs eligible for royalties. Schrödinger tracks the aggregate number of collaborative and partnered programs for which the Company is eligible to receive any amount of future royalties on sales, if any.
Numbers of collaborators since 2018. Schrödinger tracks the aggregate number of collaborators that the Company has collaborated with, or partnered with, for drug discovery and drug development since 2018. The number of collaborators presented is a cumulative number and the Company only includes those collaborations from which the Company has derived revenue since January 1, 2018.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2025 and first quarter ending March 31, 2025, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its MALT1, CDC7, and Wee1/Myt1 inhibitors, including SGR-1505, SGR-2921, and SGR-3515, the clinical potential and favorable properties of its collaborators’ product candidates, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on February 26, 2025, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Allie Nicodermo (Media)

Schrödinger, Inc.
allie.nicodermo@schrodinger.com
480-251-3144

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Year Ended December 31,
	2024	2023	2022
Revenues:
Software products and services	$180,365	$159,124	$135,578
Drug discovery	27,174	57,542	45,377
Total revenues	207,539	216,666	180,955
Cost of revenues:
Software products and services	36,900	29,514	29,576
Drug discovery	38,556	46,460	50,357
Total cost of revenues	75,456	75,974	79,933
Gross profit	132,083	140,692	101,022
Operating expenses:
Research and development	201,785	181,766	126,372
Sales and marketing	39,917	37,226	30,642
General and administrative	99,677	99,148	90,825
Total operating expenses	341,379	318,140	247,839
Loss from operations	(209,296)	(177,448)	(146,817)
Other income (expense)
Gain on equity investments	—	147,213	11,825
Change in fair value	5,683	53,461	(18,084)
Other income	17,902	19,693	3,953
Total other income (expense)	23,585	220,367	(2,306)
(Loss) income before income taxes	(185,711)	42,919	(149,123)
Income tax expense	1,412	2,199	63
Net (loss) income	$(187,123)	$40,720	$(149,186)
Net (loss) income per share attributable to common and limited common stockholders, basic:	$(2.57)	$0.57	$(2.10)
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, basic:	72,670,295	71,776,301	71,173,419
Net (loss) income per share of common and limited common stockholders, diluted:	$(2.57)	$0.54	$(2.10)
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, diluted:	72,670,295	74,986,816	71,173,419

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	December 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$147,326	$155,315
Restricted cash	15,331	5,751
Marketable securities	204,798	307,688
Accounts receivable, net of allowance for doubtful accounts of $210 and $220	235,692	65,992
Unbilled and other receivables, net for allowance for unbilled receivables of $100 and $100	19,641	23,124
Prepaid expenses	12,205	9,926
Total current assets	634,993	567,796
Property and equipment, net	24,196	23,325
Equity investments	43,208	83,251
Goodwill	4,791	4,791
Right of use assets - operating leases	111,883	117,778
Other assets	4,155	6,014
Total assets	$823,226	$802,955
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,666	$16,815
Accrued payroll, taxes, and benefits	42,110	31,763
Deferred revenue	111,944	56,231
Lease liabilities - operating leases	16,755	16,868
Other accrued liabilities	10,272	11,996
Total current liabilities	191,747	133,673
Deferred revenue, long-term	108,814	9,043
Lease liabilities - operating leases, long-term	101,074	111,014
Other liabilities, long-term	146	667
Total liabilities	401,781	254,397
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 63,710,409 and 62,977,316 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	637	630
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	92	92
Additional paid-in capital	946,037	885,973
Accumulated deficit	(525,541)	(338,418)
Accumulated other comprehensive income	220	281
Total stockholders' equity	421,445	548,558
Total liabilities and stockholders' equity	$823,226	$802,955

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net (loss) income	$(187,123)	$40,720	$(149,186)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on equity investments	—	(147,213)	(11,825)
Changes in fair value	(5,683)	(53,461)	18,084
Depreciation and amortization	6,159	5,552	4,344
Stock-based compensation	49,903	47,841	39,630
Noncash investment (accretion) amortization	(7,592)	(7,761)	629
Loss on disposal of property and equipment	8	142	19
(Increase) decrease in assets, net of acquisition:
Accounts receivable, net	(169,700)	(10,039)	(23,697)
Unbilled and other receivables	3,483	(9,987)	(4,253)
Reduction in the carrying amount of right of use assets - operating leases	8,942	7,766	7,287
Prepaid expenses and other assets	(3,482)	(8,462)	(7,067)
(Decrease) increase in liabilities, net of acquisition:
Accounts payable	(6,119)	7,321	1,179
Accrued payroll, taxes, and benefits	10,347	6,881	6,477
Deferred revenue	155,484	(18,256)	(1,903)
Lease liabilities - operating leases	(10,053)	(3,694)	1,900
Other accrued liabilities	(1,942)	5,917	(1,301)
Net cash used in operating activities	(157,368)	(136,733)	(119,683)
Cash flows from investing activities:
Purchases of property and equipment	(7,311)	(13,403)	(8,014)
Purchases of equity investments	(3,072)	(4,125)	(600)
Distribution from equity investment	—	147,213	11,825
Proceeds from disposition and sale of equity investments	48,798	—	—
Acquisition, net of acquired cash	—	—	(6,427)
Purchases of marketable securities	(251,339)	(320,624)	(271,472)
Proceeds from maturity of marketable securities	361,760	383,973	364,711
Net cash provided by investing activities	148,836	193,034	90,023
Cash flows from financing activities:
Issuances of common stock upon stock option exercises	1,490	9,440	2,110
Payment of offering costs	(177)	(373)	—
Issuance of common stock in ATM offering	8,868	—	—
Principal payments on finance leases	(58)	(19)	—
Net cash provided by financing activities	10,123	9,048	2,110
Net increase (decrease) in cash and cash equivalents and restricted cash	1,591	65,349	(27,550)
Cash and cash equivalents and restricted cash, beginning of year	161,066	95,717	123,267
Cash and cash equivalents and restricted cash, end of year	$162,657	$161,066	$95,717

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$1,080	$2,828	$787
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	162	192	169
Purchases of property and equipment in accrued liabilities	157	457	293
Acquisition of right of use assets - operating leases, contingency resolution	2,848	514	1,513
Acquisition of right of use assets - operating leases	—	15,085	34,763
Acquisition of lease liabilities - operating leases	—	15,085	34,430
Acquisition of right of use assets in exchange for lease liabilities - finance leases	—	279	—

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2024	2023	2022	2024	2023	2022
	(in thousands, except per share data)
Net (loss) income (GAAP)	$(40,216)	$(30,670)	$(27,207)	$(187,123)	$40,720	$(149,186)
Income tax expense (benefit)	963	(842)	(136)	1,412	2,199	63
Loss (gain) on equity investment	—	109	—	—	(147,213)	(11,825)
Change in fair value	22,080	8,408	1,493	(5,683)	(53,461)	18,084
Non-GAAP net loss	$(17,173)	$(22,995)	$(25,850)	$(191,394)	$(157,755)	$(142,864)
Non-GAAP net loss per share of common and limited common stockholders, basic and diluted:	$(0.24)	$(0.32)	$(0.36)	$(2.63)	$(2.20)	$(2.01)
Weighted average shares used to compute non-GAAP net loss per share of common and limited common stockholders, basic and diluted:	72,861,684	72,062,761	71,270,563	72,670,295	71,776,301	71,173,419